 FORM 4
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                          WASHINGTON, D.C. 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
   Person*                             |                                                   |      to Issuer (Check all applicable)
   Crowell, Robert J.                  |      Elcom International, Inc. - ELCO             |     __X__ Director __X__ 10% Owner
-------------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                       |     Security Number     |     Month/Year          |   Chairman and Chief Executive Officer
10 Ocean Way                           |     of Reporting        |     12/2001             |----------------------------------------
---------------------------------------|     Person (Voluntary)  |-------------------------|   7. Individual or Joint/Group Filing
               (Street)                |                         |  5. If Amendment,       |        (Check Applicable Line)
                                       |                         |     Date of Original    |  _X_ Form filed by One Reporting Person
                                       |                         |     (Month/Year)        |  ___ Form filed by More Than One
Norwood, MA  02062                     |                         |                         |      Reporting Person
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(City)          (State)          (Zip)

                         TABLE I - NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |  12/13/2001   |   P   |       | 25,000 |  A   |  $1.40   |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |  12/14/2001   |   P   |       | 20,000 |  A   |  $1.53   |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |  12/19/2001   |   P   |       |  5,000 |  A   |  $1.63   |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |  12/28/2001   |   P   |       | 13,300 |  A   |  $1.33   |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |  12/28/2001   |   P   |       |  1,700 |  A   |  $1.35   |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |  12/31/2001   |   P   |       |  2,000 |  A   |  $1.36   |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |  12/31/2001   |   P   |       |  8,000 |  A   |  $1.38   |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          | 3,326,442   |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |   188,401   |    I    |By Trust
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                                       |               |       |       |        |      |          |   121,616   |    I    |  (1)
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* If the form is filed by more than one Reporting Person, see Instruction 5(b)(v)                                           (Over)
  Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.

                                                                                                         (Print or Type Responses)

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
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                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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Explanation of Responses:
(1) 121,616 shares are held by the Crowell Educational Foundation with respect to which Mr. Crowell shares voting and dispositive power.


**Intentional misstatements or omissions of fact constitute Federal Criminal Violations.       /s/ Robert J. Crowell         1/3/02
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 -------------------------------   --------
                                                                                          **Signature of Reporting Person     Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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